Exhibit 10.1

AGREEMENT AND WAIVER

THIS AGREEMENT AND WAIVER (this “Agreement”), dated as of December 10, 2014, is made by and between Safety Quick Lighting & Fans Corp., a Florida corporation (the “Company”) and the undersigned holder of the Note (as hereinafter defined) (“Investor”, and together with the Company, the “Parties”, and each, a “Party”).

RECITALS

WHEREAS, on November 26, 2013, the Company issued to Investor that certain Secured Convertible Promissory Note in the principal amount as specified therein (the “Note”);

WHEREAS, the Note was issued in connection with the Company’s offering of up to $3,000,000 in secured convertible notes and warrants to purchase shares of the Company’s common stock, which closed on November 26, 2013 (the “2013 Offering”);

WHEREAS, pursuant to the 2013 Offering, the Investor and the Company entered into the Note, Common Stock Purchase Warrant, Note Subscription Agreement, Security Purchase Agreement, and Registration Rights Agreement (collectively, the “2013 Offering Documents”);

WHEREAS, pursuant to Section 1 and Section 6(i) of the Note, the Company is required to pay Investor all interest accrued under the Note on the one year anniversary of the date funds were received from Investor (the “First Interest Payment”), and quarterly thereafter (each, a “Quarterly Payment”), with each such payment being due by 1:00 p.m. New York time on the date that such payment becomes due (each such date, a “Due Date”);

WHEREAS, if the First Interest Payment is not paid under the Note by the Due Date, the interest rate of the Note shall increase by 2% above the current interest rate and shall increase by 2% each thirty (30) day period thereafter until the First Interest Payment is made (the “Penalty Interest”);

WHEREAS, the Company has not made the First Interest Payment to Investor (the “Late Payment”);

WHEREAS, the Company has requested that Investor waive the requirements of Section 6(i) to pay the First Interest Payment on the Due Date, and to agree to amend the provision to extend the Due Date and the accrual of Penalty Interest to ninety (90) days following the first anniversary of the Issuance Date of the Note;

WHEREAS, the Company has requested that Investor waive and agree that the Late Payment shall not be deemed an Event of Default under Section 8 of the Note; and

WHEREAS, pursuant to Section 13 of the Note, the waivers and amendments requested by the Company must also be consented to in writing by the holders of a majority of the currently outstanding principal amount of all Notes issued pursuant to the 2013 Offering.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. Capitalized terms used and not defined in this Agreement have the respective meanings assigned to them in the Note.
2.	Waiver and Amendment of Section 6(i) of the Note. Upon Effectiveness (as hereinafter defined), the Company’s obligation to make the First Interest Payment on the Due Date, as provided under Section 6(i) of the Note, is hereby waived, and for the purposes of the First Interest Payment and the first Quarterly Payment, the parties hereby agree that the Due Date shall be extended by amendment of the Note to ninety (90) days following the first anniversary of the Issuance Date of the Note (the “Extended Due Date”) and that the accrual of Penalty Interest for such payments shall begin as of the Extended Due Date, with each subsequent Quarterly Payment to continue quarterly thereafter.

3.	Extension Penalty. The Company shall pay an additional twelve percent (12%) on all interest due under the First Interest Payment (the “Extension Penalty”). The Extension Penalty shall be payable, upon Investor’s election, in cash on the Extended Due Date or in shares of the Company’s common stock at a conversion price of twenty-five cents ($0.25) per share, issuable within thirty (30) days of the Extended Due Date. If the Company does not receive notice from Investor in writing at least fifteen (15) days prior to the Extended Due Date of its election to receive the Extension Penalty in cash, the Extension Penalty shall be payable in shares as set forth in this Section 3.
4.	Waiver of Default. Upon Effectiveness, Investor hereby agrees that the Late Payment, or any failure by the Company to make a payment of interest or penalties as of the date hereof and through the Extended Due Date as provided in this Agreement or under the Note, shall not be deemed an “Event of Default” pursuant to Section 8 of the Note or any of the 2013 Offering Documents.
5.	Consent. For purposes of satisfying Section 13 of the Note, the undersigned Investor hereby consents to the amendments and waivers as provided in this Agreement and further consents to the amendments and waivers associated with all other Notes issued in the 2013 Offering, on the same terms and conditions as provided in this Agreement.
6.	Effectiveness of Waiver. This Agreement shall only become effective upon receipt of the consents, as set forth in Section 13 of the Note and Section 5 hereof, from the holders of a majority of the currently outstanding principal amount of Notes issued in the 2013 Offering (“Effectiveness”).
7.	Limited Effect; No Modifications. The waivers and amendment set forth above shall be limited precisely as written and relate solely to the provisions of Sections 6(i) and Section 8 of the Note in the manner and to the extent described above, and nothing in this Agreement shall be deemed to constitute a waiver of compliance by either Party with respect to any other term, provision or condition of the Note or any of the 2013 Offering Documents or any other document or instrument issued to Investor pursuant to the 2013 Offering. Except as set forth herein, nothing contained in this Agreement will be deemed or construed to amend, supplement or modify the Note or otherwise affect the rights and obligations of any Party thereto, all of which remain in full force and effect.
8.	Miscellaneous.
(a) This Agreement is governed by, and construed in accordance with, the laws of the State of Florida, without regard to the conflict of laws provisions of such State.
(b) This Agreement shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.
(c) The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.
(d) This Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.
(e) This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

THE COMPANY:

SAFETY QUICK LIGHTING & FANS CORP.

By:

John P. Campi

Chief Executive Officer

INVESTOR:

(entity name, if applicable)

By:

Print Name:

Title: